Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

February 2012 Performance Update

The Frontier Fund Supplement Dated February 29, 2012 to Prospectus Dated April 30, 2011 and the Supplement to the Prospectus

Dated January 31, 2012.

The Frontier Fund Class 1 New

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	February 29, 2012 MTD	February 29, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	-1.27%	-2.61%	$96.80
Frontier Long/Short Commodity Series-1a	1.19%	0.08%	$121.81
Frontier Masters Series-1	1.18%	3.30%	$103.56

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of February 29, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(3,309,553.95)
Unrealized trading gain/(loss)	2,767,122.09
Less: commissions	(77,843.11)
Less: FCM fees	(133,252.66)
Foreign currency gain/(loss)	37,624.88
Interest income	102,968.78

Total Income	(612,933.97)
EXPENSES
Management fees	89,088.13
Incentive fees	92,029.28
Broker service fees	112,909.53

Total Expenses	294,026.94

Net Income (Loss)	$(906,960.91)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	730,538.03260	$71,625,583.39	98.04
Current month additions	5,785.94086	562,926.66
Current month redemptions	(10,035.21678)	(975,935.97)
Net Income (loss) for current month		(906,960.91)

Net Asset Value, end of current month	726,288.75668	$70,305,613.17	96.80

	Monthly rate of return		-1.27%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(548,491.32)
Unrealized trading gain/(loss)	890,803.23
Less: commissions	(14,413.06)
Less: FCM fees	(36,524.71)
Foreign currency gain/(loss)	(1,356.21)
Interest income	31,435.64

Total Income	321,453.57
EXPENSES
Management fees	53,210.55
Incentive fees	9,555.38
Broker service fees	31,141.59

Total Expenses	93,907.52

Net Income (Loss)	$227,546.05

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	158,584.95562	$19,088,745.35	120.37
Current month additions	6,212.77173	756,992.87
Current month redemptions	(1,187.06672)	(144,366.80)
Net Income (loss) for current month		227,546.05

Net Asset Value, end of current month	163,610.66063	$19,928,917.47	121.81

	Monthly rate of return		1.19%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$584,066.38
Unrealized trading gain/(loss)	38,956.74
Less: commissions	(15,333.95)
Less: FCM fees	(66,618.09)
Foreign currency gain/(loss)	(2,772.76)
Interest income	56,609.28

Total Income	594,907.60
EXPENSES
Management fees	73,947.25
Incentive fees	49,797.18
Broker service fees	56,431.94

Total Expenses	180,176.37

Net Income (Loss)	$414,731.23

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	344,529.01259	$35,262,033.39	102.35
Current month additions	6,827.67345	703,356.56
Current month redemptions	(4,009.79625)	(410,051.63)
Net Income (loss) for current month		414,731.23

Net Asset Value, end of current month	347,346.88979	$35,970,069.55	103.56

	Monthly rate of return		1.18%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 1

THE FRONTIER FUND DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(6,117,159.40)
Unrealized trading gain/(loss)	5,115,713.08
Less: commissions	(143,791.93)
Less: FCM fees	(246,134.71)
Foreign currency gain/(loss)	69,534.01
Interest income	190,195.42

Total Income	(1,131,643.53)
EXPENSES
Management fees	164,553.75
Incentive fees	170,205.42
Broker service fees	124,865.63

Total Expenses	459,624.80

Net Income (Loss)	$(1,591,268.33)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	1,320,987.24727	$132,267,612.29	100.13
Current month additions	9,825.69795	974,426.66
Current month redemptions	(19,036.04964)	(1,892,941.63)
Net Income (loss) for current month		(1,591,268.33)

Net Asset Value, end of current month	1,311,776.89558	$129,757,828.99	98.92

	Monthly rate of return		-1.21%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,997,138.62)
Unrealized trading gain/(loss)	3,248,124.62
Less: commissions	(52,149.38)
Less: FCM fees	(81,122.77)
Foreign currency gain/(loss)	(4,946.07)
Interest income	113,759.10

Total Income	1,226,526.88
EXPENSES
Management fees	274,296.77
Incentive fees	29,373.14
Broker service fees	39,639.36

Total Expenses	343,309.27

Net Income (Loss)	$883,217.61

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	499,912.92289	$70,164,230.29	140.35
Current month additions	19,552.60073	2,825,791.86
Current month redemptions	(18,594.94690)	(2,593,719.13)
Net Income (loss) for current month		883,217.61

Net Asset Value, end of current month	500,870.57672	$71,279,520.63	142.31

	Monthly rate of return		1.40%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series

THE FRONTIER FUND MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$892,068.93
Unrealized trading gain/(loss)	60,227.68
Less: commissions	(23,412.86)
Less: FCM fees	(101,734.31)
Foreign currency gain/(loss)	(4,248.97)
Interest income	86,447.55

Total Income	909,348.02
EXPENSES
Management fees	112,926.08
Incentive fees	76,102.51
Broker service fees	60,150.30

Total Expenses	249,178.89

Net Income (Loss)	$660,169.13

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	518,433.49469	$53,903,387.63	103.97
Current month additions	8,162.00951	847,356.56
Current month redemptions	(5,959.24441)	(620,041.67)
Net Income (loss) for current month		660,169.13

Net Asset Value, end of current month	520,636.25979	$54,790,871.65	105.24

	Monthly rate of return		1.22%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series